EXHIBIT 99.1

[DG SYSTEMS LOGO]

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

For more information contact:
Omar Choucair	Joseph N. Jaffoni
Chief Financial Officer	Stewart A. Lewack
DG Systems, Inc.	Jaffoni & Collins Incorporated
972/581-2000	212/835-8500 dgit@jcir.com

DG SYSTEMS REPORTS RECORD SECOND QUARTER OPERATING RESULTS

- EBITDA Increases 25% to $4.2 Million -

- Net Income Increases 12% to $1.3 Million -

DALLAS, Texas – August 11, 2003 – DG Systems, Inc. (Nasdaq: DGIT), the leading digital technology provider for managing and delivering short- and long-form audio and video content to broadcasters, today reported record operating results for the second quarter and six month periods ended June 30, 2003.

Consolidated revenues for the three months ended June 30, 2003 totaled $15.3 million, which reflect a softening in the advertising market. For the quarter ended June 30, 2003, DG’s earnings before interest, taxes, depreciation and amortization (EBITDA) increased 25% to $4.2 million and net income grew 12% to $1.3 million compared to the 2002 second quarter. Earnings per share in both periods was $0.02. Prudent expense management enabled DG to generate record second quarter operating results.

The Company’s continued application of free cash flow to outstanding debt helped move the company closer to being net debt free. At June 30, 2003 DG reported net debt of approximately $3.8 million, down about 50% from $7.5 million at December 31, 2002, and down 70% from net debt of $12.8 million at June 30, 2002.

Commenting on the record financial results, Matthew E. Devine, Chief Executive Officer of DG Systems, stated, DG delivered its fifth consecutive quarter of positive net income despite the challenging economic and advertising environments. Our second quarter EBITDA, operating income and net income all reached record levels, again demonstrating our ability to manage efficiently in challenging times. DG remains focused on managing the company for continued bottom line growth.

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DG Systems Reports Record Second Quarter Operating Results, 8/11/03	page 2

“As the economy recovers and marketers increase spending on advertising, DG stands ready to convert that increased volume into tangible financial gains, given the operating leverage inherent in our business. Additionally, through our continued application of free cash flow for debt reduction, we remain on track to finish 2003 net debt free.”

Consolidated revenues for the six months ended June 30, 2003 were $30.9 million, basically flat with the same period last year. EBITDA for the first six months of 2003 rose 49% to $8.0 million, compared to EBITDA of $5.4 million, in the first half of 2002. Operating income for the first half of 2003 rose three-fold to $3.6 million, compared to operating income of $1.2 million in the first half of 2002. DG’s net income for the first half of 2003 was $3.1 million, or $0.04 per diluted share, compared to a net loss in the 2002 first half of $130.1 million, or a loss of $1.85 per diluted share inclusive of a $0.8 million pre-tax restructuring charge and a charge for the cumulative effect of accounting change which amounted to $131.3 million, or $1.86 per share.

Mr. Devine continued, “In the first half of 2003, DG added new major brand advertisers which we anticipate will help soften the impact that the economy has on the advertising industry. Additionally, as a result of our continued downsizing and integration of our StarGuide division we expect to eliminate approximately $2.0 million of annualized operating costs.

“Our outlook for bottom line growth in the second half of 2003 remains positive. We continue to anticipate healthy operating margins as well as lower interest expense. As we look forward, 2004 is expected to reflect improvements in the economy as well as ad industry growth related to the Olympics and national elections.”

EBITDA/Non-GAAP Reconciliation

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to

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DG Systems Reports Record Second Quarter Operating Results, 8/11/03	page 3

similarly titled measures employed by other companies. A reconciliation of the EBITDA figures included herein can be made by deducting Operating expenses, excluding depreciation and amortization from the Company’s Revenues (see attached financial table).

About DG Systems, Inc.

DG Systems and the Company’s StarGuide division provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring innovative satellite and Internet transmission technology solutions and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, 7,500 radio stations, and over 1,500 broadcast and cable television destinations with innovative delivery and management solutions for short- and long-form audio and video content. More information is available at www.dgsystems.com.

The Company’s second quarter 2003 conference call will be broadcast live on the Internet at 11:00 a.m. EDT on August 11, 2003. The webcast is open to the general public. Interested parties may access the live call on the Internet via the Company’s web site at www.dgsystems.com or http://www.vcall.com/ClientPage.asp?ID=84515. Please allow 15 minutes to register and download and install any necessary software.

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2003.

(table follows)

DG Systems Reports Record Second Quarter Operating Results, 8/11/03	page 4

Digital Generation Systems, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues	$15,293	$16,039	$30,949	$31,036
Operating expenses, excluding depreciation & amortization	11,112	12,685	22,963	25,659

EBITDA	4,181	3,354	7,986	5,377

Depreciation & amortization	2,543	1,758	4,379	3,400

Restructuring charge	—	—	—	771

Operating income	$1,638	$1,596	$3,607	$1,206

Interest expense and other, net	324	420	536	885

Net income before cumulative effect of change in accounting principle	1,314	1,176	3,071	321

Cumulative effect of change in accounting principle	—	—	—	131,291

Net income (loss)	$1,314	$1,176	$3,071	$(130,970)

Basic and diluted income per common share before cumulative effect of change in accounting principle:	$0.02	$0.02	$0.04	$0.00

Basic and diluted net income (loss) per common share:	$0.02	$0.02	$0.04	$(1.85)

Basic weighted average common shares outstanding	70,996	70,794	70,910	70,789

Diluted weighted average common shares outstanding	76,069	70,851	74,616	70,789

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